Exhibit 107

CALCULATION OF FILING FEE

Form S-8

IREN LIMITED
(Exact name of Registrant as specified in its charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Per Share Price	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value	Rule 457(c) and Rule 457(h)	17,500,000	$39.01	$682,675,000.00	$0.0001381	$94,277.42

Total Offering Amounts					$682,675,000.00		$94,277.42
Total Fee Offsets							$0

Net Fee Due							$94,277.42

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers 17,500,000 ordinary shares, no par value, of IREN Limited (the “Registrant”) (i) authorized for issuance under the Registrant’s 2025 Omnibus Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), any additional ordinary shares of the Registrant that become issuable under the Plan set forth herein by reason of any share dividend, share split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding ordinary shares of the Registrant.

The Proposed Maximum Offering Per Share Price is estimated in accordance with Rule 457(c) and (h) promulgated under the Securities Act solely for purposes of calculating the Registration Fee on the basis of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Global Select Market on December 30, 2025, a date that is within five business days prior to the date of the filing of this Registration Statement. Each of the Proposed Maximum Offering Price Per Share, Maximum Aggregate Offering Price and Amount of Registration Fee is rounded up to the nearest penny.